REVISED EXHIBIT A
To the Amended Expense Limitation Agreement dated May 1, 2007, by and between Allianz Variable Insurance Products Fund of Funds Trust and Allianz Life Advisors, LLC (now Allianz Investment Management LLC).
Not withstanding section 3 (Term and Termination of Agreement), the Amended Expense Limitation Agreement may not be terminated prior to April 30, 2018.  The Operating Expense Limit for each Fund is as follows:
Name of Fund Expense Limitation
AZL Balanced Index Strategy Fund	0.20%
AZL DFA Multi-Strategy Fund	0.20%
AZL MVP Balanced Index Strategy Fund	0.20%
AZL MVP BlackRock Global Strategy Plus Fund	0.15%
AZL MVP DFA Multi-Strategy Fund	0.15%
AZL MVP Fusion Dynamic Balanced Fund	0.30%
AZL MVP Fusion Dynamic Conservative Fund	0.35%
AZL MVP Fusion Dynamic Moderate Fund	0.30%
AZL MVP Growth Index Strategy Fund	0.20%
AZL MVP Moderate Index Strategy Fund	0.15%
AZL MVP Pyramis Multi-Strategy Fund	0.15%
AZL MVP T. Rowe Price Capital Appreciation Plus Fund	0.15%

Acknowledged:

Allianz Variable Insurance Products Fund of Funds Trust
By:  /s/ Michael Tanski
Name:  Michael Tanski
Title:  Vice President, Operations
Allianz Investment Management LLC
By:  /s/ Brian Muench
Name: Brian Muench
Title:  President
Updated:  11/01/2016